Exhibit 4.18

Spouse’s Consent

To: Guangzhou Burning Rock Biotech Co., Ltd

Whereas:

1.

I, [Name of Spouse] (ID card No.: ●), is the spouse of natural person [Name of Shareholder] (ID card No.: ● [Name of Shareholder] holds [ ]% equity of Burning Rock (Beijing) Biotechnology Co., Ltd (the “Underlying Equity”).

2.

In connection with the above-mentioned underlying equity held by [Name of Shareholder], [Name of Shareholder] signed the Supplementary Agreement to Exclusive Call Option Contract (III) with Guangzhou Burning Rock Biotech Co., Ltd and other relevant parties on 10 May 2024; signed the Supplementary Agreement to Equity Pledge Contract (III) with Guangzhou Burning Rock Biotech Co., Ltd and other relevant parties on 10 May 2024; and signed the Supplementary Agreement to Power of Attorney (II) with Guangzhou Burning Rock Biotech Co., Ltd and other relevant parties on 10 May 2024;

3.

Burning Rock (Beijing) Biotechnology Co., Ltd and Guangzhou Burning Rock Biotech Co., Ltd and other relevant parties signed the Supplementary Agreement to Exclusive Business Cooperation Agreement on 10 May 2024.

Such Supplementary Agreement to Exclusive Business Cooperation Agreement and the above-mentioned Supplementary Agreement to Exclusive Call Option Contract (III), Supplementary Agreement to Equity Pledge Contract (III) and Supplementary Agreement to Power of Attorney (II) constitute the contractual control arrangement related to Burning Rock (Beijing) Biotechnology Co., Ltd (the “Contractual Control Arrangement”).

I hereby confirm and irrevocably undertake on 10 May 2024 that:

1.

I confirm that I am fully aware of and agree to the signing of the Supplementary Agreement to Exclusive Call Option Contract (III), Supplementary Agreement to Equity Pledge Contract (III) and Supplementary Agreement to Power of Attorney (II) by my spouse, ●. The Underlying Equity in Burning Rock (Beijing) Biotechnology Co., Ltd held by ● is not the common property of me and ●. I do not have any interest in the Underlying Equity (including rights acquired through the relevant contractual control arrangements). I will not take any action aimed at interfering with the contractual control arrangement, including, but not limited to, any claim to the Underlying Equity and rights acquired through the contractual control arrangement.

2.

I hereby undertake that I have not participated and will not physically participate in the operation and management of Burning Rock (Beijing) Biotechnology Co., Ltd, and will not claim any interest in the equity and assets of Burning Rock (Beijing) Biotechnology Co., Ltd.

3.

If, for any reason, I acquire part or all of the Underlying Equity, I unconditionally agree to be bound by such contractual control arrangement as a party to it. To this end, I agree to cooperate in taking all necessary actions and signing all necessary documents.

This commitment shall take effect immediately upon my signature and shall remain valid.

Signature of promiser: /s/ [Name of Spouse]

10 May 2024